Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Financial Results From Continuing Operations For Its Fiscal 2015 Fourth Quarter and Full Year

Fourth Quarter Highlights:

  Revenues grew 21.8 percent to $228.3 million, primarily reflecting contributions from Harry & David, combined with growth across all three of the Company’s business segments.
  Adjusted EBITDA1, excluding stock-based compensation, was a loss of $1.8 million, compared with $11.3 million in the prior year period, primarily reflecting the seasonality of Harry & David.
  Adjusted EPS1 was a loss of $0.13 per share, compared with a gain of $0.05 per diluted share in the prior year period, primarily reflecting the seasonality of Harry & David.

Full Year Highlights:

  Revenues grew 48.3 percent to $1.12 billion, compared with $756.3 million in the prior year, reflecting contributions from Harry & David, combined with growth across all three of the Company’s business segments.
  Adjusted EBITDA2, excluding stock-based compensation, was $95.3 million, compared with $48.2 million in the prior year period.
  Adjusted EPS2 from continuing operations was $0.51 per diluted share, compared with $0.22 per diluted share in the prior year.

(1Adjusted EBITDA and Adjusted EPS for the fiscal fourth quarter exclude one-time costs associated with the integration of Harry & David which the Company acquired on September 30, 2014; 2Adjusted EBITDA and Adjusted EPS for the fiscal 2015 full year exclude one-time costs associated with the acquisition and integration of Harry & David and the impact of the Fannie May warehouse fire in November 2014.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--August 27, 2015--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the world’s leading florist and gift shop, today reported results for its fiscal 2015 fourth quarter and full year. For the fourth quarter, total revenue from continuing operations increased 21.8 percent to $228.3 million, compared with $187.4 million in the prior year period. The increase primarily reflects contributions from Harry & David, which the Company acquired on September 30, 2014, combined with growth across all three of the Company’s business segments.

Gross profit margin from continuing operations for the quarter increased 40.0 basis points to 43.0 percent reflecting strong gross margins in the Company’s Consumer Floral and BloomNet segments. Operating expense ratio for the quarter increased to 49.3 percent of total net sales, compared with 40.0 percent in the prior year, primarily reflecting increased operating expenses associated with the seasonality of the Harry & David business.

Adjusted EBITDA1 for the quarter, excluding stock-based compensation, was a loss of $1.8 million, reflecting the seasonality of Harry & David. Excluding Harry & David, Adjusted EBITDA1 for the quarter was $10.6 million, down 6.5% compared with $11.3 million in the prior year period, reflecting the shift of some revenues associated with the early-season Easter holiday into the Company’s fiscal third quarter somewhat offset by a strong contribution from BloomNet. Adjusted Net Loss from continuing operations attributable to 1-800-FLOWERS.COM, Inc. for the quarter was $8.7 million, or $0.13 per share, compared with a gain of $3.1million, or $0.05 per diluted share in the prior year period. Excluding Harry & David, Adjusted Net Income attributable to the Company was $1.7 million, or $0.03 per diluted share, compared with $3.1 million, or $0.05 per diluted share, reflecting the aforementioned shift of some Easter revenues into the Company’s third quarter.

Reported EBITDA loss for the quarter, excluding stock-based compensation, was $5.3 million, compared with a gain of $11.3 million in the prior year period. Reported net loss from continuing operations attributable to the Company was $10.7 million, or $0.16 per share, compared with a gain of $3.1 million, or $0.05 per diluted share, in the prior year period.

Fiscal 2015 Full Year Results:

Revenues from continuing operations for the Company’s full fiscal 2015 year grew 48.3 percent to $1.12 billion, compared with $756.3 million in the prior year, reflecting contributions from Harry & David as well as growth across all three of the Company’s business segments. Gross margin for the year increased 170 basis points to 43.4 percent, compared with 41.7 percent in the prior year, reflecting increases in all three of the Company’s business segments. Operating expense ratio for the year was 40.1 percent, compared with 38.5 in the prior year period, reflecting transaction and integration costs, as well as increased operating expenses associated with Harry & David.

Adjusted EBITDA2 for the year, excluding stock-based compensation expense, was $95.3 million, compared with $48.2 million in the prior year. Excluding Harry & David, Adjusted EBITDA1 for the year increased 11.6 percent to $53.8 million, compared with $48.2 million in the prior year period. Adjusted Net Income from continuing operations attributable to 1-800-FLOWERS.COM, Inc. was $34.7 million, or $0.51 per diluted share, compared with $14.6 million, or $0.22 per diluted share, in the prior year. Excluding Harry & David, Adjusted Net Income attributable to the Company was $15.9 million, or $0.24 per diluted share, compared with $14.6 million, or $0.23 per diluted share.

Reported EBITDA for the year, excluding stock-based compensation, was $72.7 million, compared with $48.2 million in the prior year period. Reported net income from continuing operations attributable to the Company was $20.3 million, or $0.30 per diluted share, compared with $14.6 million, or $0.22 per diluted share, in the prior year period. Free Cash Flow for the year was $93.2 million, compared with $19.6 million in the prior year period. This primarily reflected the timing of the Harry & David acquisition which closed on September 30, 2014.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “Fiscal 2015 was a very exciting year for our company and we are pleased to have finished the year with solid fourth quarter results, including revenue growth across all of our business segments. For the year, our strong top and bottom line results reflect the significant benefits associated with the addition of the iconic Harry & David brand to our growing family of great gifting brands. This highly accretive acquisition helped us extend our position as a leading, omni-channel provider of top quality gifts that resonate with our customers for all of their celebratory occasions. Importantly, since we began our integration process back in January, we have made excellent progress toward leveraging our combined business platforms so that we can capture the significant synergistic opportunities we see for both operating efficiencies and enhanced revenue growth.”

McCann also noted that during fiscal 2015 the Company overcame what could have been a catastrophic fire on Thanksgiving Day at its Fannie May warehouse and distribution facility in Ohio. “The exemplary response of the Fannie May team, with help from across our entire enterprise, resulted in solid performance for the Fannie May brand despite the challenge of limited inventory. In addition, our Gourmet Foods and Gift Baskets category benefited from the continued strong performance of our Cheryl’s bakery gifts brand where we completed a facility expansion that enables us to increase our production capacity to support anticipated strong growth in the years ahead.

“On the floral side of our business, the 1-800-Flowers.com brand continued to extend its market leading position, growing revenues and gross margin percentage and thereby driving strong bottom line contributions for both the fourth quarter and the full year. In our BloomNet business, we continued to expand our market position versus the legacy wire service competitors, achieving solid top-line growth and strong bottom-line contributions through our extended offering of innovative products and services designed to help florists grow their businesses profitably,” he said.

McCann also noted that the Company finished the year with a strong balance sheet which, combined with growing free cash flow and an expandable credit facility, provides the Company significant flexibility to grow its business both organically as well as through strategic acquisitions and enhance long-term shareholder value.

Customer Metrics:

During the fourth quarter the Company attracted 850,000 new e-commerce customers. Approximately 1.9 million e-commerce customers placed orders during the period, with repeat customers representing 56.2 percent of the total. During the year, the Company attracted approximately 3.4 million new customers. Approximately 6.9 million e-commerce customers placed orders during fiscal 2015, of which 51.3 percent were repeat customers.

The Company provides selected financial results for its Consumer Floral, BloomNet Wire Service and Gourmet Foods and Gift Baskets business segments in the tables attached to this release and as follows:

Segment Results From Continuing Operations:

  Consumer Floral: fourth quarter revenues grew 0.8 percent to $131.5 million and full-year revenues grew 0.2 percent to $422.2 million, compared with $130.4 million and $421.3 million in the respective prior year periods. Revenue growth in the fourth quarter was impacted by the shift of some revenues associated with the Easter holiday into the Company’s third quarter due to its early-season day-placement while full year revenue growth was impacted by the Saturday day-placement of the Valentine Holiday.

  Gross profit margin increased 40 basis points to 40.0 percent for the quarter and 10 basis points to 39.2percent for the full year, compared with 39.6 percent and 39.1 percent in the respective prior year periods. Category contribution margin grew 1.6 percent to $14.2 million for the quarter and 8.1 percent to $43.5 million for the full year, compared with $14.0 million and $40.3 million in the respective prior year periods.
  BloomNet Wire Service: fourth quarter revenues increased 7.1 percent to $22.9 million and full-year revenues increased 2.1 percent to $86.0 million, compared with $21.4 million and $84.2 million in the respective prior year periods. Gross profit margin increased 460 basis points to 57.6 percent in the fourth quarter and 240 basis points to 55.7 percent for the year, compared with 53.0 percent and 53.3 percent in the respective prior year periods. Contribution margin increased 34.0 percent to $8.9 million in the fourth quarter and 10.0 percent to $29.4 million for the full year, compared with $6.7 million and $26.7 million in the respective prior year periods. The strong growth in gross margin and contribution margin primarily reflects the implementation of a new florist transaction program and sales mix.
  Gourmet Food and Gift Baskets: fourth quarter revenues increased 106.6 percent to $74.0 million and full-year revenues grew 143.6 percent to $614.0 million, compared with $35.8 million and $252.0 million in the respective prior year periods. Revenue growth for the quarter reflected contributions from Harry & David. For the year, revenue growth primarily reflected contributions from Harry and David combined with strong ecommerce growth in the Company’s Cheryl’s and 1-800-Baskets.com brands as well as increased gift basket sales into the mass channel. Gross profit margin for the quarter declined 350 basis points to 43.3 percent compared with 46.8 percent, primarily reflecting seasonally lower gross margins associated with Harry & David. For the year, gross margin increased 270 basis points to 44.4 percent, compared with 41.7 percent in the prior year, primarily reflecting contributions from Harry & David (which has strong gross margins in the fiscal second quarter when it records more than 70 percent of its annual revenues) combined with increased operating leverage associated with revenue growth across the segment. Contribution margin loss for the quarter was $7.7 million, compared with a gain of $1.3 million in the prior year period, reflecting the seasonality of Harry and David. For the year, contribution margin increased 176.1 percent to $74.9 million, compared with $27.1 million in the prior year, primarily reflecting contributions from Harry & David as well as enhanced year-over-year contributions from Cheryl’s, Fannie May, 1-800-Baskets.com and gift baskets sales into the mass channel. Excluding one-time costs associated with the acquisition and integration of Harry & David, fourth quarter contribution margin was a loss of $6.6 million. Excluding these same one-time costs and the impact of the Fannie May fire, contribution margin for the full year was $91.0 million.

Company Guidance:

For fiscal 2016, the Company said it expects to achieve consolidated revenue growth for the year in a range of five-to-seven percent, compared with revenues of $1.12 billion reported for fiscal 2015. In terms of bottom-line results, the Company expects to grow EBITDA approximately 10% and EPS in excess of 20 percent, compared with pro forma fiscal 2015 Adjusted EBITDA* of $80.5 million and pro forma fiscal 2015 Adjusted EPS* of $0.33 per diluted share. (*Pro forma fiscal 2015 Adjusted EBITDA and Adjusted EPS include seasonal losses associated with Harry & David that are incurred in its fiscal 2015 first quarter. These losses were not captured in the Company’s fiscal 2015 results due to the close of the acquisition on September 30, 2014.)

The Company anticipates generating approximately $35 million of Free Cash Flow in fiscal 2016.

The Company’s guidance for top- and bottom-line results for fiscal 2016 includes the revenues and aforementioned losses associated with Harry & David’s fiscal first quarter as well as the anticipated impact of the Sunday placement of the Valentine holiday on the Company’s Consumer Floral segment.

Definitions:

* EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. Adjusted EBITDA, Adjusted EPS and Adjusted Net Income/Loss for the fiscal 2015 fourth quarter exclude one-time costs associated with the integration of Harry & David; Adjusted EBITDA, Adjusted EPS and Adjusted Net Income for fiscal 2015 exclude one-time costs associated with the acquisition and integration of Harry & David and the impact of the Fannie May warehouse fire in November 2014. Pro forma fiscal 2015 EBITDA and EPS adjusts for seasonal losses associated with the Harry & David business in its fiscal 2015 first quarter which were not captured in the Company’s fiscal 2015 results due to the close of the acquisition on September 30, 2014. The Company presents EBITDA, Adjusted EBITDA from continuing operations and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For nearly 40 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee® backs every gift. 1-800-FLOWERS.COM was recently named in Internet Retailer’s 2016 Top Mobile 500 as one of the world’s leading mobile commerce sites. Additionally, the company was included in Internet Retailer’s 2015 Top 500 for fast growing e-commerce companies. In 2015, 1-800-FLOWERS.COM was named a winner of the “Best Companies to Work for in New York State” award by The New York Society for Human Resource Management (NYS-SHRM). 1-800-FLOWERS.COM was awarded the 2014 Silver Stevie Award, recognizing the organization's outstanding Customer Service and commitment to our 100% Smile Guarantee®. 1-800-FLOWERS.COM received a Gold Award for Best User Experience on a Mobile Optimized Site for the 2013 Horizon Interactive Awards. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200 or www.harryanddavid.com), popcorn and specialty treats from The Popcorn Factory®(1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800- Baskets.com® (www.1800baskets.com); premium English muffins and other breakfast treats from Wolferman’s (1-800-999-1910 or www.wolfermans.com); carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); and top quality steaks and chops from Stock Yards® (www.stockyards.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, but are not limited to, statements regarding the Company’s expectations for: continued market penetration in its BloomNet wire service business, its ability to leverage its consolidated customer database and new multi-brand website to attract and retain customers and help grow revenues; its ability to achieve its guidance for consolidated revenue growth for the full year in a range of five-to-seven percent; its ability to achieve Adjusted EBITDA growth of approximately 10% and Adjusted EPS growth in excess of 20 percent, compared with pro forma fiscal 2015 Adjusted EBITDA* of $80.0 million and pro forma fiscal 2015 Adjusted EPS* of $0.33 per fully diluted share and its ability to generate Free Cash Flow for the year of approximately $35 million; its ability to leverage its operating platform and reduce operating expense ratio, its ability to utilize its expanded production capacity at Cheryl’s to drive incremental revenue growth; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday August 27th, 2015 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: 1-855-859-2056 or 1-404-537-3406; Conference ID: 84488447.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	June 28, 2015	June 29, 2014

Assets
Current assets:
Cash and cash equivalents	$27,940	$5,203
Receivables, net	16,191	13,339
Insurance receivable	2,979	-
Inventories	93,163	58,520
Deferred tax assets	4,873	5,156
Prepaid and other	14,822	9,600
Total current assets	159,968	91,818

Property, plant and equipment, net	170,100	60,147
Goodwill	77,097	60,166
Other intangibles, net	82,125	44,616
Deferred tax assets	-	2,002
Other assets	12,656	8,820
Total assets	$501,946	$267,569

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$35,425	$24,447
Accrued expenses	73,639	49,517
Current maturities of long-term debt	14,543	343
Total current liabilities	123,607	74,307

Long-term debt	117,563	-
Deferred tax liabilities	42,680	649
Other liabilities	7,840	6,495
Total liabilities	291,690	81,451
Total 1-800-FLOWERS.COM, Inc. stockholders' equity	208,241	183,199
Noncontrolling interest in subsidiary	2,015	2,919
Total equity	210,256	186,118
Total liabilities and equity	$501,946	$267,569

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (In thousands, except for per share data)

	Three Months Ended		Years Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net revenues:
E-commerce (combined online and telephonic)	$178,830	$148,083	$849,853	$548,976
Other	49,461	39,286	271,653	207,369
Total net revenues	228,291	187,369	1,121,506	756,345
Cost of revenues	130,156	107,513	634,311	440,672
Gross profit	98,135	79,856	487,195	315,673
Operating expenses:
Marketing and sales	71,629	51,131	299,801	194,847
Technology and development	9,427	5,756	34,745	22,518
General and administrative	23,910	12,810	85,908	54,754
Depreciation and amortization	7,519	5,191	29,124	19,848
Total operating expenses	112,485	74,888	449,578	291,967
Operating income (loss)	(14,350)	4,968	37,617	23,706
Interest expense and other, net	2,281	398	7,303	1,357
Income (loss) from continuing operations before income taxes	(16,631)	4,570	30,314	22,349
Income tax expense (benefit) from continuing operations	(5,866)	1,813	10,930	8,403
Income (loss) from continuing operations	(10,765)	2,757	19,384	13,946
Income from discontinued operations, net of tax	-	295	-	729
Net income (loss)	$(10,765)	$3,052	$19,384	$14,675
Less: Net loss attributable to noncontrolling interest	(26)	(356)	(903)	(697)
Net income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$(10,739)	$3,408	$20,287	$15,372

Basic net income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.
From continuing operations	$(0.16)	$0.05	$0.31	$0.23
From discontinued operations	$0.00	$0.00	$0.00	$0.01
Basic net income per common share	$(0.16)	$0.05	$0.31	$0.24

Diluted net income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.			64,21	64,218
From continuing operations	$(0.16)	$0.05	$0.30	$0.22
From discontinued operations	$0.00	$0.00	$0.00	$0.01
Diluted net income per common share	$(0.16)	$0.05	$0.30	$0.23

Weighted average shares used in the calculation of net income per common share
Basic	65,188	64,112	64,976	64,035
Diluted	65,188	66,157	67,602	66,460

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands)

	Years Ended
	June 28, 2015	June 29, 2014

Operating activities
Net income	$19,384	$14,675
Reconciliation of net income to net cash provided by operating activities, net of acquisitions:
Operating activities of discontinued operations	-	1,587
Gain on sale of discontinued operations	-	(1,300)
Depreciation and amortization	29,124	19,848
Amortization of deferred financing costs	1,501	306
Deferred income taxes	2,471	1,454
Non-cash impact of write-offs related to warehouse fire	29,522	-
Acquisition transaction costs	925	-
Bad debt expense	1,295	1,656
Stock based compensation	5,962	4,664
Excess tax benefit from stock based compensation	(2,550)	(1,837)
Other non-cash items	1,439	755
Other non-cash items:
Receivables	7,406	(1,893)
Insurance receivable	(2,979)	-
Inventories	26,390	(2,564)
Prepaid and other	8,047	436
Accounts payable and accrued expenses	(2,235)	2,660
Other assets	(1,058)	(262)
Other liabilities	1,089	2,354

Net cash provided by operating activities	125,733	42,539

Investing activities
Acquisitions, net of cash acquired	(131,994)	(9,000)
Capital expenditures, net of non-cash expenditures	(32,572)	(22,985)
Investing activities of discontinued operations	-	500
Other	963	(3)

Net cash used in investing activities	(163,603)	(31,488)

Financing activities
Acquisition of treasury stock	(8,360)	(8,317)
Excess tax benefits from stock-based compensation	2,550	1,837
Proceeds from exercise of employee stock options	5,542	527
Proceeds from bank borrowings	239,500	120,000
Repayment of bank borrowings	(172,983)	(120,052)
Debt issuance costs	(5,642)	-
Other	-	3

Net cash provided by (used in) financing activities	60,607	(6,002)

Net change in cash and equivalents	22,737	5,049
Cash and equivalents:
Beginning of period	5,203	154

End of period	$27,940	$5,203

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Category Information
(in thousands)
(unaudited)

Segment Information shown below is appended to the Company's Earning Release and includes the impact of Stock Based Compensation

	Three Months Ended								Years Ended
	June 28, 2015	Impact of Warehouse Fire	Impact of Acquisition Costs	Impact of Integration Costs	Impact of Severance Costs	June 28, 2015 Adjusted Net Revenue	June 29, 2014	% Change	June 28, 2015	Impact of Warehouse Fire	Impact of Purchase Accounting Adjustment to Deferred Revenue	Impact of Purchase Accounting Adjustment for Inventory Fair Value Step-Up	Impact of Acquisition Costs	Impact of Integration Costs	Impact of Severance Costs	June 28, 2015 Adjusted Net Revenue	June 29, 2014	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$131,496	$-	$-	$-	$-	$131,496	$130,398	0.8%	$422,199	$-	$-	$-	$-	$-	$-	$422,199	$421,336	0.2%
BloomNet Wire Service	22,897	-	-	-	-	22,897	21,371	7.1%	85,968	350	-	-	-	-	-	86,318	84,199	2.5%
Gourmet Food & Gift Baskets	73,974	-	-	-	-	73,974	35,797	106.6%	613,953	16,934	1,621	-	-	-	-	632,508	251,990	151.0%
Corporate	225	-	-	-	-	225	197	14.2%	1,020	-	-	-	-	-	-	1,020	797	28.0%
Intercompany eliminations	(301)	-	-	-	-	(301)	(393)	23.4%	(1,634)	-	-	-	-	-	-	(1,634)	(1,977)	17.3%
Total net revenues from continuing operations	$228,291	$-	$-	$-	$-	$228,291	$187,370	21.8%	$1,121,506	$17,284	$1,621	$-	$-	$-	$-	$1,140,411	$756,345	50.8%

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$52,650	$-	$-	$-	$-	$52,650	$51,626	2.0%	$165,677	$-	$-	$-	$-	$-	$-	$165,677	$164,792	0.5%
	40.0%	-	-	-	-	40.0%	39.6%		39.2%	-	-	-	-	-	-	39.2%	39.1%

BloomNet Wire Service	13,199	-	-	-	-	13,199	11,334	16.5%	47,924	70	-	-	-	-	-	47,994	44,900	6.9%
	57.6%	-	-	-	-	57.6%	53.0%		55.7%	-	-	-	-	-	-	55.6%	53.3%

Gourmet Food & Gift Baskets	32,045	-	-	-	-	32,045	16,764	91.2%	272,690	6,745	1,621	4,760	-	-	-	285,816	105,092	172.0%
	43.3%	-	-	-	-	43.3%	46.8%		44.4%	-	-	-	-	-	-	45.2%	41.7%

Corporate (*)	241	-	-	-	-	241	132	82.6%	904	-	-	-	-	-	-	904	889	1.7%
	107.1%	-	-	-	-	107.1%	67.0%		88.6%	-	-	-	-	-	-	88.6%	111.5%

Total gross profit from continuing operations	$98,135	$-	$-	$-	$-	$98,135	$79,856	22.9%	$487,195	$6,815	$1,621	$4,760	$-	$-	$-	$500,391	$315,673	58.5%
	43.0%	0.0%	0.0%	0.0%	0.0%	43.0%	42.6%		43.4%	39.4%	100.0%	100.0%	0.0%	0.0%	0.0%	43.9%	41.7%

EBITDA from continuing operations, excluding stock- based compensation
Category Contribution Margin from continuing operations:
1-800-Flowers.com Consumer Floral	$14,195	$-	$-	$-	$-	$14,195	$13,978	1.6%	$43,529	$-	$-	$-	$-	$-	$-	$43,529	$40,252	8.1%
BloomNet Wire Service	8,943	-	-	-	-	8,943	6,672	34.0%	29,398	70	-	-	-	-	-	29,468	26,715	10.3%
Gourmet Food & Gift Baskets	(7,718)	-	43	-	1,027	(6,648)	1,305	-609.4%	74,889	6,486	1,621	4,760	1,238	-	1,989	90,983	27,122	235.5%
Category Contribution Margin Subtotal	15,420	-	43	-	1,027	16,490	21,955	-24.9%	147,816	6,556	1,621	4,760	1,238	-	1,989	163,980	94,089	74.3%
Corporate (*)	(22,251)	-	43	1,866	468	(19,874)	(11,796)	-68.5%	(81,075)	-	-	-	2,910	3,039	468	(74,658)	(50,535)	-47.7%
								-										-
EBITDA from continuing operations	$(6,831)	$-	$86	$1,866	$1,495	$(3,384)	$10,159	-133.3%	$66,741	$6,556	$1,621	$4,760	$4,148	$3,039	$2,457	$89,322	$43,554	105.1%

Add: Stock-based compensation	1,557	-	-	-	-	1,557	1,173	32.7%	5,962	-	-	-	-	-	-	5,962	4,664	27.8%

EBITDA from continuing operations, excluding stock-based compensation	$(5,274)	$-	$86	$1,866	$1,495	$(1,827)	$11,332	-116.1%	$72,703	$6,556	$1,621	$4,760	$4,148	$3,039	$2,457	$95,284	$48,218	97.6%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Appendix A – Reconciliations of Historical Information
(In thousands)
(unaudited)

Reconciliation of net income (loss) from continuing operations to adjusted net income (loss) from continuing operations attributable to 1-800-FLOWERS.COM, Inc.:

	Three Months Ended		Year Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014

Income (loss) from continuing operations	$(10,765)	$2,757	$19,384	$13,946
Less: Net loss attributable to noncontrolling interest	(26)	(356)	(903)	(697)
Income (loss) from continuing operations attributable to 1-800-FLOWERS.COM, Inc.	(10,739)	3,113	20,287	14,643
Add: Impact of warehouse fire, net of tax	(64)	-	4,189	-
Add: Purchase accounting adjustment to deferred revenue, net of tax	(16)	-	1,036	-
Add: Purchase accounting adjustment for inventory fair value step-up, net of tax	(46)	-	3,042	-
Add: Acquisition costs, net of tax	14	-	2,650	-
Add: Integration costs, net of tax	1,175	-	1,942	-
Add: Severance costs, net of tax	952	-	1,570	-
Adjusted income (loss) from continuing operations attributable to 1-800-FLOWERS.COM, Inc.	$(8,724)	$3,113	$34,716	$14,643
Less: Income (loss) attributable to Harry & David	(10,434)	-	18,804	-
Adjusted income from continuing operations attributable to 1-800-FLOWERS.COM, Inc., excluding income (loss) attributable to Harry & David	$1,710	$3,113	$15,912	$14,643

Income (loss) per common share from continuing operations attributable to 1-800-FLOWERS.COM, Inc.
Basic	$(0.16)	$0.05	$0.31	$0.23
Diluted	$(0.16)	$0.05	$0.30	$0.22

Adjusted net income (loss) per common share from continuing operations attributable to 1-800-FLOWERS.COM, Inc.
Basic	$(0.13)	$0.05	$0.53	$0.23
Diluted	$(0.13)	$0.05	$0.51	$0.22

Adjusted net income per common share from continuing operations attributable to 1-800-FLOWERS.COM, Inc. , excluding income (loss) attributable to Harry & David
Basic	$0.03	$0.05	$0.24	$0.23
Diluted	$0.03	$0.05	$0.24	$0.22

Weighted average shares used in the calculation of net income (loss) and adjusted net income (loss) per common share from continuing operations attributable to 1-800-FLOWERS.COM, Inc
Basic	65,188	64,112	64,976	64,035
Diluted	67,760	66,157	67,602	66,460

Reconciliation of income (loss) from continuing operations attributable to 1-800-Flowers.com, Inc. to Adjusted EBITDA from Continuing Operations, excluding stock-based compensation(**) and EBITDA attributable to Harry & David:

	Three Months Ended		Year Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014

Income (loss) from continuing operations attributable to 1-800-FLOWERS.COM, Inc.	$(10,739)	$3,113	$20,287	$14,643
Add:
Interest expense and other, net	2,281	398	7,303	1,357
Depreciation and amortization	7,519	5,191	29,124	19,848
Income tax expense	-	1,813	10,930	8,403
Less:
Net loss attributable to noncontrolling interest	26	356	903	697
Income tax benefit	5,866	-	-	-
EBITDA from continuing operations	(6,831)	10,159	66,741	43,554

Add: Stock-based compensation	1,557	1,173	5,962	4,664
EBITDA from continuing operations, excluding stock-based compensation	(5,274)	11,332	72,703	48,218

Add: Impact of warehouse fire	-	-	6,556	-
Add: Purchase accounting adjustment to deferred revenue	-	-	1,621	-
Add: Purchase accounting adjustment for inventory fair value step-up	-	-	4,760	-
Add: Acquisition costs	86	-	4,148	-
Add: Integration costs	1,866	-	3,039	-
Add: Severance costs	1,495	-	2,457	-
Adjusted EBITDA from continuing operations, excluding stock-based compensation	$(1,827)	$11,332	$95,284	$48,218
Less: EBITDA attributable to Harry & David	(12,419)	-	41,497	-
Adjusted EBITDA from continuing operations, excluding stock-based compensation and EBITDA attributable to Harry & David	$10,592	$11,332	$53,787	$48,218

CONTACT:
1-800-FLOWERS.COM
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com